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                                                                   Exhibit 3.3.1

                           CERTIFICATE OF AMENDMENT OF
                         CERTIFICATE OF INCORPORATION OF
                           OMNICELL MERGER CORPORATION



         OMNICELL MERGER CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: The name of the Corporation is OMNICELL MERGER CORPORATION.

         SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 14, 2000.

         THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Certificate of Incorporation as follows:

         Article V4(b) shall be amended and restated to read in its entirety as follows:

         "AUTOMATIC CONVERSION. Each share of Preferred (other than the Series J Preferred) shall automatically be converted into shares of Class A Common at the then effective Conversion Price upon either of (a) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (an "Initial Public Offering") at a price per share (prior to deduction of underwriter commissions and offering expenses) of not less than $5.00 per share (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events) and an aggregate offering price to the public of not less than $25,000,000 (prior to deduction of underwriter commissions and offering expenses), or (b) upon the vote or written consent of the holders of at least a majority of the Series Preferred (other than the Series J Preferred) voting together as a separate class and the vote or written consent of the holders of at least a majority of the Series K Preferred Stock, voting together as a separate class. Each share of Series J Preferred shall automatically be converted into shares of Class A Common at the then effective Conversion Price upon the closing of and Initial Public Offering at a price per share (prior to deduction of underwriter commissions and offering expenses) of not less than $7.36 per share (appropriately adjusted for any stock dividends, stock splits, combinations, recapitalizations or similar events) and an aggregate offering price to the public of not less than $10,000,000 (prior to deduction of underwriter commissions and offering expenses)."

         FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, Omnicell Merger Corporation has caused this
Certificate of Amendment to be signed by its President and attested to by its Secretary this 27th day of April, 2001.



                                          OMNICELL MERGER CORPORATION


                                          By:     /s/ SHELDON D. ASHER
                                             -----------------------------------
                                               Sheldon D. Asher
                                               President


ATTEST:


/s/ ROBERT J. BRIGHAM
------------------------------------
Robert J. Brigham
Secretary



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